Exhibit 99.1

Gexa Announces Status of Filing of Form 10-KSB

    HOUSTON--(BUSINESS WIRE)--April 14, 2004--Gexa Energy Corp. (OTCBB:GEXC), a Texas Retail Electricity Provider, announced today that it will not file its Annual Report on Form 10-KSB for the year ended Dec. 31, 2003 by the April 14, 2004 extended deadline. The Company had previously filed with the Securities and Exchange Commission a notice on Form 12b-25 stating that it would be unable to file its Form 10-KSB by March 31, 2004 and extending the period in which it intended to file to April 14, 2004. The delay in filing the Form 10-KSB does not change the Company's previous guidance for revenues in 2003.
    The Company's Audit Committee has substantially completed its previously announced independent review of the Company's internal controls related to financial reporting and the other matters raised by the Company's auditors. The Company has also retained a CFO consultant, Kirk Michael, to assist in the process of completing the audit and a review of its internal control policies while the Company completes its search for a chief financial officer. Progress is being made on all these issues; however, the Company will need additional time to complete its review of these matters. Also, additional time will be required to complete work related to the audit of the Company's 2003 financial statements. The Company cannot at this time estimate when these procedures and the audit will be completed.
    Delay in filing the Form 10-KSB beyond April 29, 2004 would place the Company in default under its loan agreement with The Catalyst Fund, Ltd., and the lender would have the right, but not the obligation, to accelerate payment of the debt. If required, the Company will request a waiver of such default. If such waiver is not granted, the Company has sufficient cash reserves to fully repay the $3 million balance of the Catalyst loan, but the Company would need to seek additional financing to support its operations in 2004. In addition, the late filing of the 10-KSB will eliminate for one year the Company's ability to use S-3 registration statements to register the resale of any securities sold in private placements, and will also eliminate the availability of Rule 144 for resales of restricted securities by shareholders until such time as the 10-KSB is filed.
    Neil Leibman, chairman and chief executive officer, stated, "Our financial team continues to work on completing the audit and financial reports consistent with our commitment to accuracy and transparency in financial reporting. In addition, the operations team is focused on providing quality retail electric service to our customers, as well as pursuing additional business opportunities associated with strong customer demand. We believe that these factors will result in higher revenues and customer counts for the first quarter of 2004 as compared to the same period a year ago. We will provide additional details regarding the outlook for 2004 when we deliver our 2003 earnings."
    About Gexa Energy: Gexa Energy is a Texas-based retail electric provider, which entered the market as deregulation began on Jan. 1, 2002. The Company offers residential and all size commercial customers in the Texas restructured retail energy market competitive prices, pricing choices, and improved customer friendly service.

    Forward-Looking Statements:

    Certain statements in this news release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.

    CONTACT: Gexa Energy Corp., Houston
             Neil Leibman, 713-961-9399
             investors@gexaenergy.com
             www.gexaenergy.com